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Exhibit 99.1

                             For Immediate Release
                               February 9, 2001

                        First Century Bankshares, Inc.
                             Reports 2000 Earnings


     Bluefield, WV - First Century Bankshares, Inc. Bluefield, West Virginia, (OTCBB - FCBS) a $374 million bank holding company, announced earnings of $3,081,000 for the year ended December 31, 2000. This represents a 9.8 percent decrease over the $3,416,000 earned for 1999. On a per share basis, net income decreased to $1.54 from $1.71. Earnings through December 31, 2000 reflect a return on average assets (ROAA) of 0.83 percent, and a return on average equity
(ROAE) of 9.94 percent.
     Fourth quarter earnings contributing to the annualized performance of the Corporation were $277,000, or $0.14 per share. These earnings decreased approximately $623,000, or $0.31 per share earned during the fourth quarter in 1999. This was a decrease of approximately $702,000, or $0.35 per share from the $0.49 per share earned in the third quarter of 2000. This decrease in fourth quarter earnings was primarily attributable to a one-time charge of approximately $868,000 due to a check-kiting scheme by one of the Corporation's customers. The Corporation is vigorously pursuing this event, however, there is uncertainty over the likelihood of recovering this loss.
     Dividends for the fourth quarter of 2000 were $0.25 per share, bringing the total dividend for 2000 to $0.85 per share, or an increase of $0.05 per share over 1999. The 2000 dividend reflects a dividend yield of 6.54%, based on the year-end market price of $13.00 for the Corporation's common stock.
     Total assets increased 1.8% from December 31, 1999 to December 31, 2000. This is reflective of the slower economic conditions found in the Corporation's primary market area.
     First Century Bankshares, Inc. is a bank holding company, that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 10 offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.
     This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.
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